SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                            NORTH LILY MINING COMPANY
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Utah                                             87-0159350
 ------------------------------                        ------------------
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                        Identification No.)

                                  1800 GLENARM
                                    SUITE 210
                                DENVER, CO 80202
                                  303-294-0427
                     --------------------------------------
                    (Address of principal executive offices)

                            NORTH LILY MINING COMPANY
                             RETAINER STOCK PLAN FOR
                      NON-EMPLOYEE DIRECTOR AND CONSULTANTS
                                       And
                         MANAGEMENT CONSULTING AGREEMENT
                      ------------------------------------
                              (Full title of plan)
                                   -----------
                         Stephen E. Flechner, President
                            North Lily Mining Company
                          1800 Glenarm Place, Suite 210
                             Denver, Colorado 80202
                                 (303) 294-0427
               ---------------------------------------------------
              (Name and address, including zip code, and telephone
               number, including area code, of registrant's agent
                                  for service)


                         CALCULATION OF REGISTRATION FEE

========================== ============================= ===================== ====================== ======================
 Title Of Securities To      Amount To Be Registered       Proposed Maximum      Proposed Maximum           Amount Of
      Be Registered                                       Offering Price Per    Aggregate Offering      Registration Fee
                                                                 Unit                  Price
-------------------------- ----------------------------- --------------------- ---------------------- ----------------------
      Common Stock,
     $.10 par value            2,700,000 shares (1)           $0.255 (2)             $688,500                $ 182.00
========================== ============================= ===================== ====================== ======================

(1) Consists of 2,000,000 shares issuable pursuant to the Company's Retainer Stock Plan for directors, officers, employees and consultants (the "Plan") and up to 700,000 shares that may be issued to Pinnacle Performance Fund, Inc. for consulting services pursuant to the Management Consulting Agreement with the Company dated April 15, 2000.

(2) The Proposed Maximum Aggregate Offering Price was calculated pursuant to Rules 457 (c) and 457(h) using the average of the bid and asked price of the Company's common stock as quoted on the "pink sheets" on November 27, 2000, which is within five business days of the date of filing (December 1, 2000) of this Registration Statement.

==========================================================================

                                     PART I

                INFORMATION REQUIRED IN THE SECTION 10 PROSPECTUS

Item 1.  Plan Information.

The Company is registering the issuance of up to 2,700,000 shares of its common stock pursuant to this Registration Statement on Form S-8. The Company may issue up to 2,000,000 shares of common stock pursuant to the Company's Retainer Stock Plan for directors, officers, employees and consultants (the "Plan"). In addition, Pinnacle Performance Fund, Inc. ("Pinnacle") may receive up to 700,000 shares of common stock pursuant to this Form S-8 Registration Statement as compensation for services provided to the Company pursuant to the Management Consulting Services Agreement (the "Consulting Agreement") dated April 15, 2000, a copy of which is attached as Exhibit 10.2 to this Registration Statement. The shares that may be issued to Pinnacle pursuant to this Form S-8 do not include shares already issued, or shares that may be issued pursuant to the Consulting Agreement for introducing a merger or acquisition transaction. Pinnacle is owned by Anthony Demetroulakos, who has and will perform the services required pursuant to the Consulting Agreement.

The terms of the Plan and the Consulting Agreement are set out in Exhibits 4.1 and 4.2, respectively.

Item 2.  Registrant Information And Employee Plan Annual Information.

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in item 3 and Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428 (b). The statement will inform the participants that these documents are incorporated by reference in the Section 10 (a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation Of Documents By Reference.

The following are hereby incorporated by reference:

(a) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended December 31, 1999.

(b)  All other  reports  filed  pursuant to Section 13 (a), 13 (c), 14 and or 15
     (d) of the Exchange Act after the end of the fiscal year covered by the annual report documents referred to in (a) above.

(c) The Registrant registered the Registrant's Common Stock under Rule 12(g) under the Exchange Act in a registration statement on Form 8-B filed with the Commission on September 18, 1989 (File No. 0-16740). That Form 8-B incorporated by reference a description of the Common Stock from a registration statement of the Registrant on Form S-1 filed with the Commission on August 9, 1989 (File No. 33-23491). In accordance with the Commission's rules restricting the incorporation by reference to a document that incorporates by reference from another document, the Registrant does not incorporate the description of the Common Stock in the Form 8-B by reference. A description of the Common Stock is instead provided below in response to Item 4 of this Registration Statement on Form S-8.

All documents subsequently filed by the Registrant pursuant to Sections 13 (a), 13 (c), 14 and 15 (d) of the Securities and Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing such documents.


Item 4.  Description of Securities.

         Although the Company's common stock is registered under Section 12 of the Exchange Act and this Item is not applicable, the Company is providing the following description of the common stock in order to provide the information that would otherwise be incorporated by reference under Item 3 above.

         Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, as, and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock of the Company is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to cast one vote per share for each nominee for director. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. All outstanding shares of Common Stock will be fully paid and nonassessable by the Company. The Board Of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's Certificate Of Incorporation and without stockholder action.

Item 5.  Interest of Named Experts and Counsel.

         Patton Boggs LLP, Denver, Colorado, has acted as counsel for the Registrant in connection with this Registration Statement. Attorneys employed by this law firm beneficially own approximately 30,000 shares of the Registrant's Common Stock.

Item 6.  Indemnification Of Officers And Directors.

         Pursuant to Utah law, the Company's Board Of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of the Company. The Company's Certificate Of Incorporation and Bylaws grant this indemnification to the Company's officers and directors.

         In addition to the general indemnification section, Utah law permits the Company to provide in either its Certificate Of Incorporation or Bylaws a provision eliminating and limiting certain personal liability of a director for monetary damages for breaches of the director's fiduciary duty of care under certain circumstances. The Company's Certificate Of Incorporation provides for this elimination and limitation of certain personal liability of a director.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

          4.1  Retainer Stock Plan.
          4.2 Management Consulting Agreement dated April 15, 2000 between the Company and Pinnacle Performance Fund, Inc.
          5.1  Opinion Regarding Legality.
          23.1 Consent of Wheeler Wasoff, P.C.
          23.3 Consent of Patton Boggs LLP (included in Exhibit 5).

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)      to  include  any Prospectus required by Section 10(a)
                           (3) of the Securities Act of 1933;

                  (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference to the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 4st day of December 2000.

                                        NORTH LILY MINING COMPANY



                                        By:/s/ Stephen E. Flechner
                                           ------------------------------------
                                           Stephen E. Flechner
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                      Title                            Date
---------                      -----                            ----

 /s/Stephen E. Flechner        President, Chief Executive       December 4, 2000
---------------------------    Officer, and Director
Stephen E. Flechner


/s/W. Gene Webb                Executive Vice President,        December 4, 2000
---------------------------    Corporate Secretary, and Director
W. Gene Webb


/s/Theodore E. Loud            Director                         December 4, 2000
---------------------------
Theodore E. Loud

                                 EXHIBIT INDEX


      EXHIBIT  DESCRIPTION

          4.1  Retainer Stock Plan.
          4.2 Management Consulting Agreement dated April 15, 2000 between the Company and Pinnacle Performance Fund, Inc.
          5.1  Opinion Regarding Legality.
          23.1 Consent of Wheeler Wasoff, P.C.
          23.3 Consent of Patton Boggs LLP (included in Exhibit 5).